================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 3)*


                               SHOPKO STORES, INC.
                             -----------------------
                                (Name of Issuer)


                       COMMON STOCK, PAR VALUE $0.01 SHARE
                       -----------------------------------
                         (Title of Class of Securities)

                                    824911101
                                 --------------
                                 (CUSIP Number)

                               NORRIS NISSIM, ESQ.
                            JOHN A. LEVIN & CO., INC.
                              ONE ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                            TEL. NO.: (212) 332-8400
                    ----------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 with a copy to

                              JOHN C. KENNEDY, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064


                                 SEPTEMBER 2, 2005
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  2 of 12 Pages
----------------------                                      --------------------

 1.    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Levco Alternative Fund, Ltd.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           1,521,800
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                            1,521,800
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,521,800
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.1%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  3 of 12 Pages
----------------------                                      --------------------

 1.    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Purchase Associates, L.P.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           93,400
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                            93,400
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       93,400
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.3%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  4 of 12 Pages
----------------------                                      --------------------

 1.    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Purchase Associates II, L.P.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           129,000
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                            129,000
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       129,00000
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.4%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  5 of 12 Pages
----------------------                                      --------------------

 1.    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Alvarado Capital Partners, L.P.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           12,000
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                            12,000
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,000
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       less than 0.1%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  6 of 12 Pages
----------------------                                      --------------------

 1.    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Levco GP, Inc.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       Not Applicble
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           234,400
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                            234,400
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       234,400
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.7%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  7 of 12 Pages
----------------------                                      --------------------

 1.    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John A. Levin & Co., Inc.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           1,818,400
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                            1,818,400
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,818,000
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [_]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.0%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  8 of 12 Pages
----------------------                                      --------------------

 1.    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BKF CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       Not Applicable
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           1,818,400
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                            1,818,400
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,818,400
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [_]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.0%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page  9 of 12 Pages
----------------------                                      --------------------


         Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement, dated July 14, 2005, as amended by Amendment No. 1, dated August 23, 2005, and Amendment No. 2, dated August 24, 2005 (as amended, the "Schedule 13D"), relating to the common stock, par value $.01 per share (the "Common Stock"), of ShopKo Stores, Inc., a Wisconsin corporation (the "Company"). This Amendment No. 3 to the Schedule 13D is being filed on behalf of each of the following persons (each a "Reporting Person" and collectively, the "Reporting Persons"): (i) Levco Alternative Fund, Ltd., a Cayman Islands company ("Levco"), (ii) Purchase Associates, L.P., a Delaware limited partnership ("Purchase"), (iii) Purchase Associates II, L.P., a Delaware limited partnership ("Purchase II"), (iv) Alvarado Capital Partners, L.P., a Delaware limited partnership ("Alvarado"), (v) Levco GP, Inc., a Delaware corporation ("Levco GP"), (vi) John A. Levin & Co., Inc., a Delaware corporation ("Levin & Co.") and (vii) BKF Capital Group, Inc., a Delaware corporation ("BKF").

Item 1.  SECURITY AND ISSUER.

         No material change.

Item 2.  IDENTITY AND BACKGROUND.

         No material change.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No material change

Item 4.  PURPOSE OF TRANSACTION.

         This Item 4 is hereby amended by adding the following:

         "Levco, Purchase, Purchase II, Alvarado, Levco GP and Levin & Co. (collectively, the "Proxy Filers") filed Amendment No. 1, dated September 1, 2005, to the Preliminary Proxy Statement on Schedule 14A (as amended, the "Proxy Statement") originally filed on August 24, 2005 with the Securities and Exchange Commission in connection with the September 14, 2005 special meeting of the shareholders of the Issuer. The Proxy Statement relates to the solicitation of proxies in opposition to the proposed Merger. In the proxy statement the Proxy Filers disclosed that in the event the proposed Merger is defeated, their present intentions are to nominate directors to the board at the Issuer's 2005 annual meeting who they believe will take all necessary steps to consider all options to maximize shareholder value. A copy of the Proxy Statement has been attached as Exhibit 8.

Except as stated above, there has been no change in the plans and intentions of the Reporting Persons."

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No material change.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Not applicable.

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page 10 of 12 Pages
----------------------                                      --------------------


Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 7: Joint Filing Agreement, dated September 2, 2005, among the Reporting Persons.

         Exhibit 8: Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A as filed with the Securities and Exchange Commission dated September 1, 2005.

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page 11 of 12 Pages
----------------------                                      --------------------


                                   SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   September 2, 2005

                                        LEVCO ALTERNATIVE FUND, LTD.

                                        By: John A. Levin & Co., Inc.,
                                            its investment adviser


                                        By: /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President
                                                   and Chief Financial Officer



                                        PURCHASE ASSOCIATES L.P.

                                        By: Levco GP, Inc., its managing
                                            general partner


                                        By: /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President
                                                   and Chief Financial Officer


                                        PURCHASE ASSOCIATES II, L.P.

                                        By: Levco GP, Inc., its managing
                                            general partner


                                        By: /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President
                                                   and Chief Financial Officer


                                        ALVARADO CAPITAL PARTNERS, L.P.

                                        By: Levco GP, Inc., its managing
                                            general partner


                                        By: /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President
                                                   and Chief Financial Officer

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D               Page 12 of 12 Pages
----------------------                                      --------------------



                                        LEVCO GP, INC.

                                        By: /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President
                                                   and Chief Financial Officer



                                        JOHN A. LEVIN & CO., INC.

                                        By: /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President
                                                   and Chief Financial Officer



                                        BKF CAPITAL GROUP, INC.

                                        By: /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President
                                                   and Chief Financial Officer